Exhibit 99.1

AgriFORCE Growing Systems Announces Definitive Agreement to Acquire Food Production & Processing IP from Manna Nutritional Group (MNG)

September 15, 2021 08:45 ET | Source: Agriforce Growing Systems Ltd.

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Adds patent pending technologies for the natural processing and conversion of grains, pulses and root vegetables to low starch, low sugar, high protein and fiber rich baking flours, juices, sweeteners and other products.

Independent testing indicates that MNG’s all-natural soft white wheat baking flour will provide up to 45 times more fiber, up to 3 times more protein and only 11% of the starch found in all-purpose baking flour.

Plans launch of proprietary AgriFORCE branded food products for the growing wellness and health-conscious consumers.

VANCOUVER, British Columbia, Sept. 15, 2021 (GLOBE NEWSWIRE) — AgriFORCE Growing Systems Ltd. (“the Company”) (Nasdaq: AGRI), an innovative AgTech company focused on developing and acquiring agriculture IP that advances sustainable cultivation and processing for crops across multiple verticals, announces that it has entered into a material definitive agreement to acquire the intellectual property (IP) from Manna Nutritional Group LLC (MNG), a privately held firm based in Boise, Idaho. The IP encompasses patent-pending technologies to naturally process and convert grain, pulses and root vegetables, resulting in low-starch, low-sugar, high-protein, fiber-rich baking flour products, as well as a wide range of breakfast cereals, juices, natural sweeteners and baking enhancers. The core process is covered under a pending patent application in the U.S. and key international markets.

This all-natural process is designed to unlock nutritional properties, flavor and other qualities in a range of modern, ancient and heritage grains, pulses and root vegetables – creating specialized all-natural baking and all-purpose flours, sweeteners, juices, naturally sweet cereals and other valuable products, providing numerous opportunities for dietary, nutritional, performance and culinary applications.

Key identified advantages of this production process:

The Company’s independent lab testing indicates that MNG’s soft white wheat baking flour contains up to 46% fiber, 23% protein and only 8% starch, which results in 45 times more fiber, up to 3 times more protein and provides only 11% of the starch found in standard/commercial all-purpose baking flour.

A Media Snippet accompanying this announcement is available by clicking on the image or link below:

The resulting products deliver a significantly lower carbohydrate content than conventional processed flour-based food products and are designed to provide significantly higher levels of plant-based protein and natural fiber in addition to other nutrients and enzymes – without compromising taste, texture and quality.

Ingo Mueller, CEO of AgriFORCE, stated, “This acquisition is the next step in our comprehensive strategy to leverage IP to produce more sustainable, natural and better-quality food, medicine and plant-based products. Imagine being able to eat much healthier bread, pasta, cereals and a range of other products made from wheat, seeds, pulses and legumes – that also taste good.” He added: “By capturing even a small portion of the overall flour market with our own brand and through relationships as an ingredient supplier, we believe this IP represents an opportunity that could transform the landscape of food production across a multitude of categories.”

David Naccarato, COO and Acting CEO of Manna Nutritional Group, commented, “Consumers strive to eat healthy foods, but we often revert to unhealthy options because of the taste, smell and texture.” He continued: “We believe that people should not compromise the flavor, texture, aroma or quality of their favorite dishes in order to eat healthier. Our proprietary process, which we have been perfecting for the past six years, is designed to provide the key ingredients for many of the foods that people want to eat, combined with the nutrition and flavor they desire. We look forward to a synergistic relationship with AgriFORCE as we share the same vision, commitment and company culture – all in support of providing consumers with healthier choices.”

Mauro Pennella, President of AgriFORCE Brands division further noted, “I am excited to spearhead the development of these new products, which we will aim to commercialize towards consumers, as well as through established food producers. We expect to launch our first products, which will include a number of specialized baking flours, in 2022.” He added: “We believe that we have a transformative opportunity to generate a billion dollar business with all-natural products in the flours, bakery and snack categories, as well as dairy alternatives, high-performance drinks, nutrition and performance bars and other categories that will cater to the highly motivated and growing demographic of wellness-focused millennials and health-conscious baby boomers. In North America, these groups alone represent over 40% of the population and more than half of food expenditures. Plant-based proteins, such as meat alternatives, are changing the game for burgers, so imagine what a high-fiber, high-protein, low-carb wheat bun could add to the mix.”

About Manna Nutritional Group LLC

Manna Nutritional Group LLC is a privately held developmental stage firm based in Boise, Idaho. The Manna mission is to transform the diet and health of consumers through their unique process that naturally transforms grains, seeds and pulses into delicious, nutritious, high-fiber, high-protein and ultra-low-starch baking flours. The Manna team has created an opportunity for consumers to have their cake (and bread, muffins and more) in a new, delicious and nutritious way.

About AgriFORCE

AgriFORCE Growing Systems Ltd. (NASDAQ: AGRI; AGRIW) is an AgTech company focused on developing and acquiring agriculture IP that changes the way plant cultivation and processing is done to provide more sustainable and better quality food, pharmaceuticals, nutraceuticals, plant-based products and ingredients. Our vision is to be a leader in delivering plant-based foods and products through advanced and sustainable AgTech solutions. The Company’s foundational IP includes a proprietary facility design and automated growing system for high-value crops focused on improving the way that crops are grown. The Company calls its facility design and automated growing system the “AgriFORCE Grow House.” The Company has designed its AgriFORCE Grow House to produce in virtually any environmental condition and to optimize crop yields to as near their full genetic potential possible, while using substantially fewer natural resources and eliminating the need for the use of herbicides, pesticides and/or irradiation. The AgriFORCE goal: Clean. Green. Better.

Additional information about the Company is available at: www.agriforcegs.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Company Contact:

Ian Pedersen

Tel: (604) 757-0952

Email: ipedersen@agriforcegs.com

Investor Relations:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1021

Email: AGRI@crescendo-ir.com

Media Relations:

AHA Creative Strategies Inc.

Ruth Atherley

Tel: (604) 846-8461

Email: ruth@ahacreative.com